Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of January 7, 2012

Among

BRISTOL-MYERS SQUIBB COMPANY,

INTA ACQUISITION CORPORATION

and

INHIBITEX, INC.

i

(continued)

(continued)

Page

2004 Plan.	Section 4.01(c)(i)
Acceptance Time.	Section 1.03(a)
Adverse Recommendation Change.	Section 5.02(c)(i)
Affiliate.	Section 9.03(a)
Agreement.	Preamble
Antitrust Division.	Section 6.02(a)
Appraisal Rights.	Section 3.05
Book-Entry Shares.	Section 3.02(b)(i)
business day.	Section 9.03(b)
Certificate of Merger.	Section 2.03
Certificates.	Section 3.02(b)(i)
Closing.	Section 2.02
Closing Date.	Section 2.02
Code.	Section 2.09
Company.	Preamble
Company Benefit Plan.	Section 4.01(m)(i)
Company Board.	Section 1.02(a)
Company Board Recommendation.	Section 4.01(d)(i)
Company Bylaws.	Section 4.01(a)
Company Capital Stock.	Section 4.01(c)(i)
Company Charter.	Section 2.05(a)
Company Common Stock.	Preamble
Company Disclosure Letter.	Section 4.01
Company Financial Advisor.	Section 4.01(u)
Company Financial Statements.	Section 4.01(f)
Company IPR.	Section 9.03(c)
Company License Agreements.	Section 4.01(p)(ii)(G)
Company Material Adverse Effect.	Section 9.03(d)
Company Partner.	Section 4.01(w)(i)
Company Permitted Liens.	Section 9.03(e)
Company Preferred Stock.	Section 4.01(c)(i)
Company Real Property Lease.	Section 4.01(o)(ii)
Company SEC Documents.	Section 4.01(e)(i)
Company Stock Option.	Section 9.03(f)
Company Stock Plans.	Section 4.01(c)(i)
Company Tax Return.	Section 4.01(n)(ii)
Company Termination Fee.	Section 8.03(d)(ii)
Company Warrant Agreements.	Section 4.01(c)(i)
Company Warrants.	Section 4.01(c)(i)
Confidentiality Agreement.	Section 6.01
Continuing Employee.	Section 6.03(b)
Contract.	Section 4.01(d)(ii)

TABLE OF DEFINED TERMS

Copyrights.	Section 9.03(q)
Covered Assets.	Section 9.03(g)
Covered Product.	Section 9.03(h)
Covered Product Event.	Section 4.01(y)
Covered Product Rights.	Section 9.03(i)
D&O Insurance.	Section 6.04(e)
Delaware Courts.	Section 9.07(b)
DGCL.	Preamble
Dissenting Shares.	Section 3.05
Effective Time.	Section 2.03
Environmental Claims.	Section 4.01(l)
Environmental Law.	Section 4.01(l)
Equity Interests.	Section 9.03(j)
ERISA.	Section 4.01(m)(ii)
ESPP.	Section 4.01(c)(i)
Exchange Act.	Preamble
Exchange Fund.	Section 3.02(a)
Existing Confidentiality Agreement.	Section 5.02(a)
Expense Reimbursement.	Section 8.03(a)(i)
Expiration Date.	Section 1.01(c)
FDA.	Section 4.01(w)
FDCA.	Section 9.03(o)
Filed SEC Document.	Section 4.01
FTC.	Section 6.02(a)
GAAP.	Section 4.01(f)
Good Clinical Practices.	Section 9.03(k)
Good Laboratory Practices.	Section 9.03(l)
Good Manufacturing Practices.	Section 9.03(m)
Governmental Entity.	Section 4.01(d)(iii)
Hazardous Materials.	Section 4.01(l)
Health Authorities.	Section 9.03(n)
Health Laws.	Section 9.03(o)
HSR Act.	Section 4.01(d)(iii)
IND.	Section 9.03(p)
Indebtedness.	Section 5.01(b)(vi)
Indemnified Parties.	Section 6.04(c)
Independent Directors.	Section 1.03(c)
Information Statement.	Section 4.01(d)(iii)
Intellectual Property Rights.	Section 9.03(q)
Intervening Event.	Section 5.02(c)(ii)
Judgment.	Section 4.01(d)(ii)
Knowledge.	Section 9.03(r)
Law.	Section 4.01(d)(ii)
Liens.	Section 4.01(b)

v

TABLE OF DEFINED TERMS

Loan Agreement.	Section 6.11
Material Contract.	Section 4.01(j)(i)
Merger.	Preamble
Merger Consideration.	Section 3.01(c)(i)
Minimum Condition.	Section 1.01(b)
NASDAQ.	Section 1.01(c)
NDA.	Section 9.03(s)
Non-Required Remedy.	Section 6.02(d)
Notice Period.	Section 5.02(c)(ii)
Offer.	Preamble
Offer Closing.	Section 1.01(d)
Offer Conditions.	Section 1.01(b)
Offer Documents.	Section 1.01(e)
Offer Price.	Section 1.01(a)
Offer to Purchase.	Section 1.01(d)
Option Amount.	Section 3.03(a)
Other Filings.	Section 4.01(g)
Outside Date.	Section 8.01(b)
Parent.	Preamble
Parent Material Adverse Effect.	Section 9.03(t)
Parent Plans.	Section 6.03(c)
Patents.	Section 9.03(q)
Paying Agent.	Section 3.02(a)
Permits.	Section 4.01(k)
Person.	Section 9.03(u)
Proceedings.	Section 4.01(i)
Products.	Section 9.03(v)
Proper Delivery.	Section 3.02(b)(i)
Proxy Statement.	Section 2.08(a)(ii)
Qualifying Confidentiality Agreement.	Section 5.02(b)
Regulatory Authorizations.	Section 9.03(w)
Release.	Section 4.01(l)
Representatives.	Section 5.02(a)
Restraints.	Section 7.01(e)
SAE.	Section 4.01(y)
Schedule 14D-9.	Section 1.01(e)
SEC.	Section 1.01(c)
Securities Act.	Section 4.01(e)(i)
Shares.	Preamble
Social Security Act.	Section 4.01(w)(i)
SOX.	Section 4.01(e)(ii)
Stockholder Approval.	Section 4.01(s)
Stockholders.	Preamble
Stockholders’ Meeting.	Section 2.08(a)(i)

TABLE OF DEFINED TERMS

Sub.	Preamble
Subsidiary.	Section 9.03(x)
Superior Proposal.	Section 5.02(c)(ii)
Support Agreement.	Preamble
Surviving Corporation.	Section 2.01
Takeover Proposal.	Section 8.03(d)(i), Section 5.02(a)
Takeover Provisions.	Section 1.02(a)
Tax.	Section 4.01(n)(ii)
Tendered Shares.	Section 1.01(b)
Top-Up Consideration.	Section 1.04(b)
Top-Up Option.	Section 1.04(a)
Top-Up Shares.	Section 1.04(a)
Trade Secrets.	Section 9.03(q)
Trademarks.	Section 9.03(q)
Transition Committee.	Section 5.01(e)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 7, 2012, is entered into by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Inta Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and Inhibitex, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent and in accordance with the terms hereof, Parent shall cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) an offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares” or the “Company Common Stock”), other than shares of Company Common Stock directly owned by Parent or Sub or held by the Company as treasury shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has determined that each of this Agreement, the Merger (as defined herein) and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Stockholders”) upon the terms and subject to the conditions set forth herein, and has determined to recommend that the Stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of Parent and Sub have each approved this Agreement and the respective transactions contemplated hereby, including the making of the Offer and the Merger;

WHEREAS, it is further proposed that following the completion of the Offer, Sub will merge with and into the Company (the “Merger”), and the Company shall continue as the surviving corporation in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain Stockholders have delivered to Parent and Sub a support agreement (the “Support Agreement”), dated as of the date hereof, in substantially the form set forth in Annex II, providing that such Stockholders have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Offer

Section 1.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, as promptly as practicable after the date hereof (but in no event later than the tenth (10th) business day following the public announcement of the execution hereof), Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act), and Parent shall cause Sub to commence, the Offer to purchase all of the issued and outstanding Shares at a price per Share equal to $26.00 net to the holder thereof in cash, without interest and less any taxes required to be withheld as described in Section 3.04 (such amount for each Share, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, the “Offer Price”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) The obligations of Sub, and of Parent to cause Sub, to accept for payment and pay for any Shares validly tendered and not validly withdrawn on or prior to the Expiration Date (the “Tendered Shares”) shall be subject only to (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver by Sub of the other conditions set forth in Annex I hereto (such conditions, together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. The Offer Conditions are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part, at any time or from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or to modify the terms or conditions of the Offer, except that, without the prior written consent of the Company, neither Parent nor Sub shall (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased by Sub in the Offer, (iv) waive or amend the Minimum Condition, (v) add to the Offer Conditions or impose any other conditions to the Offer, (vi) extend the expiration of the Offer except as required or permitted by this Agreement, (vii) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement, in each case in a manner adverse to the holders of Shares or (viii) abandon or terminate the Offer, except as expressly provided in this Agreement.

For purposes of this Agreement, “Minimum Condition” means the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to this Section 1.01), there be validly tendered in accordance with the terms of the Offer and not validly withdrawn a number of Tendered Shares that, together with the Shares then owned by

Parent and Sub (if any) represents a majority of the sum of (x) the number of Shares then issued and outstanding plus (y) all Shares which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Options, the Company Warrants and any other derivative securities, including warrants, options (other than the Top-Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof.

(c) Subject to the terms and conditions of this Agreement and the Offer, the initial expiration date for the Offer shall be midnight, New York City time, the twentieth (20th) business day from and after the date the Offer is commenced, including the date of commencement as the first (1st) business day in accordance with Rule 14d-1 of the Exchange Act (such initial expiration date as it may be extended in accordance with the terms of this Agreement, the “Expiration Date”). Sub shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the NASDAQ Stock Market (“NASDAQ”) that is applicable to the Offer. Sub may, in its sole discretion and without the consent of the Company (in each case unless this Agreement has been terminated pursuant to Article VIII), (i) extend the Offer, if at the then-scheduled Expiration Date of the Offer any of the facts, events or circumstances described in any of the Offer Conditions shall have occurred and be continuing, for one or more successive periods of up to ten (10) business days per extension (the length of such period to be determined by Parent and Sub) until the earlier to occur of (A) the date such Offer Conditions are satisfied or, at Sub’s sole discretion, waived or (B) the Outside Date, and/or (ii) elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 1.01(g). To the extent requested in writing by the Company at the then-scheduled Expiration Date of the Offer, Sub shall, and Parent shall cause it to (in each case unless this Agreement has been terminated pursuant to Article VIII), extend the Offer, if at the then-scheduled Expiration Date of the Offer any of the facts, events or circumstances described in any of the Offer Conditions shall have occurred and be continuing, for one or more successive periods of up to ten (10) business days per extension (the length of such period to be determined by the Company) until the earlier to occur of (A) the date such Offer Conditions are satisfied or, at Sub’s sole discretion, waived or (B) the Outside Date. Notwithstanding anything to the contrary in this Section 1.01(c) or elsewhere in this Agreement, in no event shall Sub be required to extend the Offer beyond the Outside Date. Nothing in this Section 1.01(c) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Article VIII.

(d) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the terms set forth in this Agreement and the conditions set forth in Annex I hereto. Sub shall, and Parent shall cause Sub to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (provided, however, that the Minimum Condition may not be waived without the written consent of the Company), accept for payment and pay for all Tendered Shares as soon as practicable after the Expiration Date (such time, the “Offer Closing”).

(e) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain the Offer to Purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto and including the exhibits thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the Stockholders as and to the extent required by applicable federal securities laws. On the date the Offer Documents are filed with the SEC, with respect to the Offer, the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) containing the Company Board Recommendation and shall disseminate the Schedule 14D-9 to the Stockholders as and to the extent required by applicable federal securities laws.

(f) Parent shall cause to be provided to Sub all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer, and shall cause Sub to perform, on a timely basis, all of Sub’s obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration contemplated by this Agreement in respect thereof.

(g) Sub may, and the Offer Documents shall reserve the right of Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. On the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Sub to, and Sub shall, accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(h) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Offer Price shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 1.01(h) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.02. Company and Sub Actions.

(a) Each of the Company and Sub hereby approves of, consents to and agrees to undertake the Offer and represents that the members present of its Board of Directors, at a meeting duly called and held (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, are advisable, fair to and in the best interests of (x) in the case of the Company Board, the Company and the Stockholders, and (y) in the case of Sub, Sub and its stockholders, (ii) authorized and approved this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Offer, the Top-Up Option and the Merger, on the terms and conditions set forth herein and therein and in accordance with the requirements of the DGCL, and in the case of the Company Board, such approval constitutes approval of this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Offer, the Top-Up Option and the Merger, for purposes of Section 203 of the DGCL, (iii) in the case of the Company Board, adopted a resolution for the purpose of causing any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar Law that might otherwise apply to the Offer, the Top-Up Option, the Merger, this Agreement, the Support Agreement or any other transaction contemplated hereby or thereby, and any restrictive provision in the Company Charter, the Company Bylaws or comparable organizational documents of any Subsidiary of the Company (collectively, “Takeover Provisions”), to not apply or to have been satisfied with respect to (A) Parent, Sub or any other Affiliate of Parent with respect to the transactions contemplated by this Agreement or the Support Agreement, or (B) the Offer, the Top-Up Option, the Merger or any other transaction contemplated by this Agreement or the Support Agreement and (iv) in the case of the Company Board, resolved to recommend that the Stockholders accept the Offer and tender their Shares thereunder and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, which recommendation constitutes an irrevocable recommendation and approval of the Company Board for purposes of any Takeover Provisions; provided that such recommendation may be withdrawn, modified or amended by the Board of Directors of the Company (the “Company Board”) in compliance with the terms of Section 5.02(c).

(b) In connection with the Offer, if requested by Sub, the Company shall promptly furnish or cause to be furnished to Sub mailing labels, containing the names and addresses of all record holders of Company Common Stock, non-objecting beneficial owners list and security position listings of Company Common Stock held in stock depositories, each as of a recent date, and shall reasonably promptly furnish to Sub such additional information, including updated lists of Stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable Law and the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their agents to deliver, to the Company all copies of such information then in their possession or control.

Section 1.03. Directors.

(a) Subject to compliance with applicable Law, promptly upon the initial acceptance for payment by Sub of the Tendered Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not depend upon whether Parent shall exercise its rights under this Section 1.03) representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the next sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates at such time (including Shares so accepted for payment and, if the Top-Up Option is exercised, the Shares purchased upon the exercise of the Top-Up Option) bears to the total number of Shares then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the Shares of the Company. In furtherance thereof, promptly upon the Acceptance Time, the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including (at the election of Parent), without limitation, increasing the size of the Company Board and/or seeking the resignations of one or more incumbent directors. At such time, the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Prior to the consummation of the Offer, the Company shall obtain irrevocable resignations of each director on the Company Board, each such resignation to be contingent solely upon the consummation of the Offer and the Company’s acceptance of such resignation. The Company shall make available to Parent complete and correct copies of such resignations prior to the consummation of the Offer. Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 1.03(a).

(b) The Company’s obligations to appoint Parent’s designees to the Company Board pursuant to Section 1.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, including mailing to the Stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.03 then, until the Effective Time, the Company shall use reasonable best efforts to cause the Company Board to maintain at least three (3) directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three (3) for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement; provided, further, that after the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.03(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.03 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two (2) or fewer Independent Directors, the concurrence of one (1) Independent Director) if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Sub.

Section 1.04. The Top-Up Option.

(a) The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 1.04, to purchase that number of newly-issued Shares (the “Top-Up Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares held by Parent and Sub at the time of such exercise, shall constitute one (1) Share more than the number of Shares necessary for Sub to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of Shares pursuant to the exercise of the Top-Up Option), and (ii) the aggregate number of Shares that the Company is authorized to issue under the Company Charter but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top Up Option.

(b) The Top-Up Option shall be exercisable, in whole or in part at any time at or after the Acceptance Time; provided, however, that in no event shall the Top-Up Option be exercisable (x) for a number of Shares in excess of the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes of this Section 1.04, any Shares held in the treasury of the Company) or (y) if any judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. Except as otherwise provided in Section 1.04(c), the aggregate amount payable to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”). The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Sub (x) in cash or (y) by issuance of a promissory note (which shall be treated as payment to the extent of the principal amount thereof) with full recourse to Parent, or any combination of the foregoing. Any such promissory note shall (A) accrue simple interest at the rate per annum of 5.0%, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid at any time and from time to time, without premium or penalty, (D) shall provide that the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Sub fails to make any payment on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors, and (E) shall have no other material terms. The Company Board has determined that the Top-Up Consideration is adequate in accordance with the DGCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.04 the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.

(d) In the event Sub exercises the Top-Up Option, Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Sub immediately preceding the purchase of the Top-Up Shares, (ii) the place and time for the closing of the purchase of the Top-Up Shares (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) business days after date such notice is delivered to the Company), (iii) the number of shares of Company Common Stock that Sub intends to purchase pursuant to the Top-Up Option and (iv) the manner in which Sub intends to pay the applicable exercise price. Such notice shall also include an undertaking signed by Parent and Sub that Sub shall, and Parent shall cause Sub to, as promptly as practicable after such exercise of the Top-Up Option and the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with the terms hereof. At the closing of the purchase of the Top-Up Shares, Parent or Sub shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Sub a certificate representing such Shares, which certificate may include any legends required by applicable securities Laws.

(e) Parent and Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Sub represents and warrants that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Each of Parent and Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(f) The parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the existence or exercise of the Top-Up Option or the issuance of the Top-Up Shares, and any effect of the promissory note, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.05.

Section 1.05. Short Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent and Sub and Parent’s other Subsidiaries collectively represents at least the number of Shares necessary for Sub to be merged into the Company pursuant to Section 253 of the DGCL, Parent shall cause Sub to, and Parent and Parent’s other Subsidiaries shall transfer any Shares they own to Sub to enable Sub to, and the Company shall execute and deliver such documents and instruments and take such other necessary and appropriate actions in order to, cause the Merger to be completed as promptly as reasonably practicable in accordance with Section 253 of the DGCL, and otherwise as provided in Article II below, without convening a Stockholders’ Meeting.

ARTICLE II

The Merger

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place no later than the second (2nd) business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at 10:00 a.m., Eastern Time, at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger or a Certificate of Merger, as applicable, relating to the Merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, which states that the Merger shall become effective at 11:00 a.m., Eastern Time, on the Closing Date (or such later time as may be agreed by the parties that is specified in the Certificate of Merger) (the “Effective Time”).

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05. Organizational Documents.

(a) The Eighth Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), shall be amended and restated in its entirety at the Effective Time to read identically to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Inhibitex, Inc.”, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Subject to Section 6.04, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06. Directors. The parties shall take all actions necessary so that the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07. Officers. Except as set forth on Exhibit A, the parties shall take all actions necessary so that the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08. Stockholders’ Meeting.

(a) If, after the Offer Closing, approval of the Stockholders (other than the approval of Sub to consummate the Merger in accordance with Section 1.05) is required under applicable Law to consummate the Merger, the Company shall, in accordance with and to the extent permitted by applicable Law:

(i) as soon as practicable following the Offer Closing, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Stockholders (the “Stockholders’ Meeting”) for the purpose of considering and taking action upon this Agreement and approving the Merger;

(ii) as soon as practicable following the Offer Closing, prepare and file with the SEC a preliminary proxy statement (including any required amendments to the Schedule TO and Schedule 14D-9) relating to the Merger and this Agreement (the “Proxy Statement”) and use reasonable best efforts to (A) obtain and furnish the information required by the SEC to be included in such Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC to be included in such Proxy Statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive Proxy Statement to be mailed to the Stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by the Stockholders; and

(iii) subject to Section 5.02(c), include in the Proxy Statement the recommendation of the Company Board that Stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting pursuant to Section 2.08(a) shall not be affected by the commencement, disclosure, announcement or submission to the Company of any Takeover Proposal. The Company shall consult with Parent and Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and Sub reasonable opportunity to review and comment thereon prior to its filing. Parent and Sub shall promptly furnish to the Company any and all information relating to Parent and Sub required to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company shall provide Parent and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any amendments or supplements thereto) promptly after receipt of such comments or other communications.

(c) Parent and Sub shall (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall become false or misleading in any material respect and (ii) promptly notify the Company in writing, prior to the

Closing, of the occurrence of any event which should be set forth in an amendment or supplement to the Proxy Statement. The Company shall promptly notify Parent and Sub in writing of the occurrence of any event relating to the Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement. In the case of an amendment or supplement to the Proxy Statement being appropriate, the Company, with the cooperation of Parent and Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and Sub with respect to such amendment or supplement and shall afford Parent and Sub reasonable opportunity to review and comment thereon prior to such mailing. The Company agrees to notify Parent and Sub at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the Stockholders.

(d) Parent and Sub each agree that they will vote, or cause to be voted, all of the Shares then owned by them, or any of their respective Subsidiaries, in favor of the approval of the Merger and the adoption of this Agreement.

Section 2.09. Tax Consequences. Parent, Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the applicable shares of Company Common Stock for the Merger Consideration (and not as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for United States Federal income Tax purposes and, to the extent permissible, for state and local income Tax purposes.

Section 2.10. Further Action. The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Sub or the Company, the directors and authorized officers of the Surviving Corporation are fully authorized in the name of Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations;

Exchange of Certificates; Adjustments; Company Stock Options

Section 3.01. Effect of the Merger on Capital Stock of the Company and Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Parent-Owned Stock and Sub-Owned Stock. Each share of Company Common Stock that is directly owned by Parent or Sub or held by the Company as treasury shares immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.01(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to the Offer Price paid in the Offer, without interest (the “Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share which immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(ii) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 3.01(c)(ii) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.02. Exchange and Payment.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, in trust for the benefit of holders of Shares, an amount of cash sufficient to deliver to holders of Shares the aggregate Merger Consideration to which they are entitled pursuant to Section 3.01. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.01, except as provided in this Agreement. Parent shall pay the fees and expenses of the Paying Agent.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.01(c), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify), and (B) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.01(c). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal or upon the entry through a book-entry transfer agent of the surrender of such Book-Entry Shares on a book-entry account statement), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 3.01 in respect of the Shares represented by such Certificate or Book-Entry Share. No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate or Book-Entry Share.

(ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(iii) Until surrendered as contemplated by this Section 3.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.01(c), without any interest thereon.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to Parent and the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered by the Paying Agent to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation, or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in certificates of deposit, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto, without any interest thereon.

Section 3.03. Company Stock Options; ESPP; Warrants.

(a) Company Stock Options. Prior to the Effective Time, the Company Board shall take such actions that do not involve payments (other than as described in this Section 3.03(a)) as may be reasonably necessary to provide that, immediately prior to the Effective Time, each outstanding unvested Company Stock Option shall become fully vested and each unexercised Company Stock Option that is then outstanding shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash (the “Option Amount”) equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock then subject to such Company Stock Option. In the event that the exercise price per share of Company Common Stock subject to a Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled with no payment due to the holder thereof and shall have no further force or effect. Each holder of a Company Stock Option shall receive from the Surviving Corporation, with respect to such Company Stock Option, as promptly as reasonably practicable following the Effective Time (and in all events by no later than five business days following the first payroll date following the Effective Time), without interest, the Option Amount, net of any required withholding of Tax.

(b) ESPP. As promptly as reasonably practicable following the date of this Agreement, the Company shall take such actions (to the extent not already taken prior to the date of this Agreement) as may be reasonably necessary to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate immediately prior to the execution and delivery of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement (unless otherwise required by the Code), (iii) no offering period shall commence after the execution and delivery of this Agreement, (iv) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (v) the ESPP shall terminate no later than immediately prior to the Effective Time.

(c) Warrants. Each Company Warrant outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and, in exchange, the holder of such Company Warrant shall receive, in full settlement of such Company Warrant, either a cash payment or an instrument representing the right to receive upon exercise a cash payment equal to either (x) the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Warrant multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Warrant or (y) such amount as may otherwise be payable pursuant to the terms of such Company Warrant. As promptly as reasonably practicable following the date of this Agreement, the Company Board shall adopt such resolutions or take such other actions, including using reasonable best efforts in obtaining any consents from holders of outstanding Company Warrants, to effect the treatment of the Company Warrants as described in this Section 3.03(c) pursuant to the terms of the Company Warrant Agreements.

(d) Waivers. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Options and the Company Warrants and take all such other action, in all cases, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by this Section 3.03. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.03 (unless such resolutions or actions have been adopted or taken, as applicable, prior to the date of this Agreement).

Section 3.04. Withholding Rights. Parent, the Surviving Corporation, Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Stock Options or Company Warrants and from any other recipient of a payment hereunder such amounts as Parent, the Surviving Corporation, Sub or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation, Sub or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or Company Warrants or to such other payment recipient, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, Sub or the Paying Agent.

Section 3.05. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who is entitled to demand and properly demands appraisal of such Shares of Company Common Stock (“Dissenting Shares”), pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”), shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of Delaware Law unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of

Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(c)(i), without any interest thereon. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to Delaware Law received by the Company, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

ARTICLE IV

Representations and Warranties

Section 4.01. Representations and Warranties of the Company. Except as disclosed in (i) any SEC Document filed by the Company and publicly available on or after December 31, 2010 and prior to the date of this Agreement (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K and excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (a “Filed SEC Document”) (it being understood that any information set forth in any Filed SEC Document shall qualify a specific representation or warranty contained in this Section 4.01 only to the extent that it is reasonably apparent that such information would be expected to qualify such representation and warranty, and provided that the representations and warranties set forth in Section 4.01(c) (Capitalization) shall not be qualified by any information disclosed in the Filed SEC Documents) or (ii) the disclosure letter delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, other than, in each case, any matters required to be disclosed for purposes of Section 4.01(c) (Capital Structure), Section 4.01(h) (Absence of Certain Changes or Events) and Section 4.01(p) (Intellectual Property) of this Agreement which matters shall be specifically disclosed in Section 4.01(c), Section 4.01(h) and Section 4.01(p) of the Company Disclosure Letter, respectively), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. Each Subsidiary of the Company is duly organized and validly existing under the Laws of its jurisdiction of organization, except where the failure to be so organized or existing, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, with respect to jurisdictions in which such concept is recognized, is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement a complete and correct copy of the Company Charter, the Amended and Restated Bylaws of the Company and any amendments thereto through the date hereof (the “Company Bylaws”) and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Letter, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or reorganization under the U.S. federal bankruptcy Laws or similar state, federal or non-United States Law, become insolvent or become subject to conservatorship or receivership.

(b) Subsidiaries. Section 4.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and, for each such Subsidiary, its jurisdiction of organization. All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens under applicable securities Laws. Except as set forth in Section 4.01(b) of the Company Disclosure Letter, there are no arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on January 6, 2012, (i) 80,398,198 shares of Company Common Stock were issued and outstanding, (ii) zero shares of Company Common Stock were held by the Company as treasury shares, (iii) 9,212,371 shares of Company Common Stock were reserved and available for issuance pursuant to the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), of which 7,395,074 shares of Company Common Stock were subject to outstanding Company Stock Options, (iv) 106,816 shares of Company Common Stock were reserved and available for issuance pursuant to the 2004 Employee Stock Purchase Plan (“ESPP” and together with the 2004 Plan, collectively, the “Company Stock Plans”), (v) 10,547,932 shares of Company Common Stock were reserved and available for issuance upon exercise of the warrants (the “Company Warrants”) granted or issued pursuant to warrant agreements executed by the Company, true and correct copies of which have been delivered to Parent prior to the date of this Agreement (the “Company Warrant Agreements”), (vi) no shares of Company Common Stock were owned by any Subsidiary of the Company and (vii) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. The Company has made available to Parent a list of each Company Stock Option issued as of January 6, 2012, the holder thereof, the number of shares of Company Common Stock issuable thereunder and the exercise price thereof.

(ii) Except as set forth above, at the close of business on January 6, 2012, no shares of Company Common Stock or other Equity Interests of the Company were issued, reserved for issuance or outstanding. Since the close of business on January 6, 2012, through the date of this Agreement, other than in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of January 6, 2012 (in accordance with the terms thereof as of such date), no shares of Company Common Stock or other Equity Interests of the Company were issued and there has been no change in the number of outstanding Company Stock Options or Company Warrants. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. Except as set forth above in Section 4.01(c)(i) or in Section 4.01(c)(ii) of the Company Disclosure Letter, there are no options, warrants, calls, rights, convertible or exchangeable securities, stock-based performance units, or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exchangeable for any capital stock of or other Equity Interest in, the Company or of any of its Subsidiaries or (ii) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, call, right, convertible or exchangeable security, stock-based performance unit or Contract. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Stockholders may vote.

(iii) Neither the Company nor any of its Subsidiaries has entered into any Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any Contract entered into in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company. Other than the Master Rights Agreement, there are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto. Prior to the consummation of the Offer, the Company shall enter into an irrevocable agreement with the requisite number of holders of Company Equity Interests to terminate the Master Rights Agreement, which termination shall be conditioned solely upon the occurrence of the Acceptance Time, and the Company shall make available to Parent a complete and correct copy of such agreement to terminate the Master Rights Agreement.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by applicable Law). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no Stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by applicable Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The members present of the Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, are advisable, fair to and in the best interests of the Stockholders of the Company, (ii) authorizing, approving and declaring advisable this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Offer, the Top-Up Option and the Merger, on the terms and conditions set forth herein and therein and in accordance with the requirements of the DGCL, and such approval constitutes approval of this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Offer, the Top-Up Option and the Merger, for purposes of Section 203 of the DGCL, (iii) causing any Takeover Provisions to not apply or to have been satisfied with respect to (A) Parent, Sub or any other Affiliate of Parent with respect to the transactions contemplated by this Agreement or the Support Agreement, or (B) the Offer, the Top-Up Option, the Merger, or any other transaction contemplated by this Agreement or the

Support Agreement, (iv) directing that this Agreement be submitted to a vote at a meeting of the Stockholders of the Company for adoption and approval (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 1.05) and (v) resolving to recommend that the Stockholders of the Company accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger if required by applicable Law (such recommendation, the “Company Board Recommendation”), which recommendation constitutes an irrevocable recommendation and approval of the Company Board for purposes of any Takeover Provisions. None of the resolutions described in the immediately preceding sentence have been subsequently rescinded, modified or withdrawn in any way except in compliance (but only in compliance) with Section 5.02(c).

(ii) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Top-Up Option, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, vesting, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (ii) (A) any contract, lease, sublease, concession, franchise, indenture, note, bond, license, sublicense, mortgage, indenture or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in Section 4.01(d)(iii) and assuming the consents, approvals and authorizations referred to Section 4.01(d)(iii) are duly and timely made or obtained, any statute, law (including common law), ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order, writ, stipulation, injunction, arbitration award, settlement or decree of any Governmental Entity (“Judgment”), in each case binding on the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government, any court, arbitrator or tribunal, any administrative, regulatory (including any stock exchange) or other governmental or quasi-governmental agency, commission, body or authority of any nature (including any governmental department, division, bureau, office, branch, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended (the “HSR Act”), and the expiration or termination of the relevant waiting period, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) the Proxy Statement (if required by applicable Law), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (D) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not have a Company Material Adverse Effect.

(e) Company SEC Documents. (i) The Company has filed or furnished all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished by the Company under the Securities Act or the Exchange Act since December 31, 2008 (the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), SOX and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, in each case as in effect at such time, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(ii) The principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iv) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(vi) Since December 31, 2008, the Company has not received any written notification from its independent accountants of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. Since December 31, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and its consolidated Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee of the Company Board since December 31, 2008. For purposes of this

Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof. The Company has made available to Parent a summary of all material complaints or concerns, if any, relating to other matters made since December 31, 2008 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. Since December 31, 2008, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting, including in instances not required by those rules.

(f) Company Financial Statements. Each of the consolidated financial statements (including, in each case, the notes thereto) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”), when filed, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which, individually or in the aggregate, would not be material). The books and records of the Company and its Subsidiaries have been maintained in all material respects to support the preparation of the Company Financial Statements in accordance with GAAP. None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (a) that were incurred after December 31, 2010 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet as of December 31, 2010 included in the Company Financial Statements in the Company SEC Documents prior to the date hereof or (c) that were not material to the Company or its Subsidiaries, taken as a whole.

(g) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement, the Proxy Statement and other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby (such other documents, the “Other Filings”), including any amendments or supplements thereto, and none of the information supplied or to be supplied in writing by, or on behalf of, the Company specifically for inclusion or incorporation by reference in the Offer Documents shall, at the respective times filed with the SEC or such other Governmental Entity or first published, sent or given to the Stockholders of the Company, and, in addition, in the case of the Proxy Statement, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Stockholders and at the time of the Stockholders’ Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Stockholders of the Company, Parent or Sub. The Schedule 14D-9, the Information Statement, the Proxy Statement and the Other Filings to be filed with the SEC in connection with the Offer and the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(h) Absence of Certain Changes or Events. (i) Since December 31, 2010, (A) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and (B) there has not been a Company Material Adverse Effect and (ii) since September 30, 2011, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 5.01(b).

(i) Litigation. There is no suit, action, claim, investigation, complaint or proceeding by or before any Governmental Entity (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries (other than disputes of a type as may arise from time to time in the Company’s ordinary course of business and which would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole). Section 4.01(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Proceedings that the Company or any of its Subsidiaries has pending or is threatening against other parties and, all Proceedings that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no material Judgment to which the Company or any of its Subsidiaries is subject.

(j) Contracts. (i) Except for this Agreement and Contracts filed as Exhibits to the Company SEC Documents, Section 4.01(j) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, and the Company has made available to Parent complete and correct copies, of each Contract to which the Company or any of its Subsidiaries is a party to or bound by, that:

(A) would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated hereby or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(C) (1) restricts the ability of the Company or any of its Subsidiaries (or, after the Acceptance Time, Parent or its Subsidiaries, or, after the Effective Time, the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographical area, (2) would require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent or its Subsidiaries, or, after the Effective Time, the Surviving Corporation or its Subsidiaries), or (3) prohibits or limits the right of the Company or any of the Company Subsidiaries to research, develop, manufacture, supply, test, distribute, market, promote, license, offer for sale, sell, import or otherwise commercialize any Products or services (including the Covered Product) or use, transfer, license, distribute, maintain or enforce any of their respective Intellectual Property rights (including any settlement or coexistence agreements);

(D) relates to any loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $250,000 is outstanding or may be incurred, assumed, guaranteed or secured by any asset, other than any such Contract solely between or among any of the Company or any of its wholly-owned Subsidiaries;

(E) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of its Subsidiaries, prohibits the pledging of any Equity Interest of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of the Company;

(F) by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $250,000 over the remaining term of such Contract, except for (1) Company Real Property Leases, (2) Company Benefit Plans (as defined in Section 4.01(m)) or (3) any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries in excess of $250,000 per year;

(G) (1) was entered into within two (2) years of the date of this Agreement and relates to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $500,000 and/or (2) relates to any acquisition by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $500,000;

(H) each Contract to which the Company or any of its Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a fifteen percent (15%) voting or economic interest, or has any obligation of more than $500,000 in the aggregate;

(I) involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members, except for any (1) Company Benefit Plan, (2) Contracts with respect to registration rights of securities or (3) Contracts with respect to any Company Warrants;

(J) involves any employees or consultants of the Company or any Company Subsidiary and creates severance or any similar obligations for the Company or any Company Subsidiary in an amount in excess of $250,000, or requires payment of total annual compensation in excess of $250,000;

(K) (1) provides for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way with respect to the research, development, manufacturing, supply, testing, distribution, marketing, promotion, licensing, offering for sale, sale or importation or other commercialization of the Covered Product, including with any Company Partner, or (2) after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect with respect to any Product;

(L) requires indemnification, future payments or expenditures by or on behalf of the Company and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities, in each case, that could reasonably be expected to result in payments in excess of $500,000;

(M) is a Company License Agreement;

(N) provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of the Company Subsidiaries, taken as a whole, and (B) entered into in the ordinary course of business consistent with past practice;

(O) is a collective bargaining agreement;

(P) contains a put, call, agreement or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(Q) is a Contract to which the Company or any of its Subsidiaries is a party for the research, development, manufacturing, supply, testing, distribution, marketing, promotion, license, offer to sell, sale or other research, development or commercial activities by the Company or any of its Subsidiaries or by any Company Partner that are (i) material to the Covered Product or (ii) material to any Company IPR related to the Covered Product; or

(R) is a settlement, conciliation or similar agreement with any Governmental Entity or which would require the Company or any Company Subsidiary to pay consideration of more than $500,000 after the date of this Agreement.

Each such Contract described in clauses (A) through (R) is referred to herein as a “Material Contract”.

(ii) Each of the Material Contracts is a legal, valid and binding obligation of the Company or any Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or the Subsidiary of the Company party thereto, as applicable, in accordance with its terms, and, to the Knowledge of the Company, is enforceable against each other party thereto in accordance with its terms, except, only in the case of contracts unrelated to the Covered Product, for such failures to be valid and binding or to be in full force and effect and enforceable that, individually or in the aggregate, would not have a Company Material Adverse Effect. (A) None of the Company or any Subsidiary of the Company is, or has received notice that the Company or any of its Subsidiaries is, in default under or in breach or violation of any Material Contract, (B) to the Knowledge of the Company, no counterparty to any Material Contract is, or is alleged to be, in default under or in breach or violation of any Material Contract, and (C) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under, or result in a breach or violation of, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto (in each case, with or without notice or lapse of time or both), (x) except in the case of (A) and (B), only in respect of Contracts unrelated to the Covered Product, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (y) except, in the case of (C) as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not received any notice from any other party to any Material Contract (or otherwise has no Knowledge) that such party intends to terminate, or not renew any Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

(k) Compliance with Laws; Regulations. (i) Each of the Company and its Subsidiaries is, and since December 31, 2008 has been, in compliance with all Laws applicable to its business or operations except for instances of possible noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except with respect to Regulatory Authorizations, which are the subject of Section 4.01(w), each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) material to the Company or any of its Subsidiaries in connection with the conduct of its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of such Permits, no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement, including the Offer and the Merger, and neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2009 from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. This Section 4.01(k) does not relate to matters relating to environmental matters, which are the subject of Section 4.01(l), employee benefit matters, which are the subject of Section 4.01(m), Taxes, which are the subject of Section 4.01(n), and regulatory compliance matters, which are the subject of Section 4.01(w).

(ii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any material enforcement action by any Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries. All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date hereof) such that no liability exists with respect to such filing. Since December 31, 2005, neither the Company nor any of its Subsidiaries has engaged in any activity subject to the pharmaceutical regulatory Laws of any country other than the United States and China, including, but not limited to, laboratory testing, clinical research or manufacturing.

(l) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (A) each of the Company and its Subsidiaries is and, since December 31, 2008, has been in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is or has been in violation of, or has any liability under, any Environmental Law which is pending or unresolved; (B) each of the Company and its Subsidiaries validly possesses, and has possessed, and, since December 31, 2008, is and has been in compliance with all Permits required under Environmental Laws to occupy its properties and conduct its business as presently conducted, and all such Permits are valid, in full force and effect and in good standing; (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (D) neither the Company nor any of its Subsidiaries is subject to any judgment, injunction, order or decree pursuant to Environmental Laws or relating to Hazardous Material, (E) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Material or owned, or operated any facility or property contaminated by Hazardous Material, so as to have given rise to or as would reasonably be expected to have given rise to liabilities pursuant to Environmental Laws; (F) neither the Company nor any of its Subsidiaries have assumed, undertaken or provided an indemnity with respect to, any liability of any other Person relating to any Environmental

Laws; and (G) neither the Company nor any Subsidiary has received any unresolved written request for information, demand or notification that any of them is or may be potentially responsible for the investigation or cleanup of a Release of Hazardous Materials in connection with its business. The Company has provided to Parent all environmental audits, assessments and reports and other documents materially bearing upon Environmental Laws relating to the Company and their facilities (including their current and former facilities) that are in its possession or under its reasonable control. The representation and warranties contained in this Section 4.01(l) shall be the exclusive representation and warranties with respect to environmental matters.

The term “Environmental Claims” means any Judgments, administrative or judicial actions, suits, orders, decrees, injunctions, claims, proceedings or written notices of noncompliance by or from any Person alleging liability under Environmental Law, including arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution or protection of the environment and natural resources or protection of human health or safety with respect to the management of or exposure to Hazardous Materials. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos and asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls and (2) any hazardous or toxic, material, substance or waste that is defined in, prohibited, limited or regulated by, or for which liability or standards of conduct may be imposed pursuant to, any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(m) Company Benefit Plans. (i) Section 4.01(m)(i) of the Company Disclosure Letter contains a complete and correct list of each material “Company Benefit Plan.” For purposes of this Agreement, “Company Benefit Plan” means a bonus, qualified pension or profit sharing, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, employment, consulting, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical or other material employee benefit or compensation plan, program, agreement, contract or arrangement, in each case (i) maintained or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, individual contractor, director or individual consultant of the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation, other than any such plan, program, agreement, contract or arrangement maintained by a Governmental Entity.

(ii) Each Company Benefit Plan has been administered, maintained, funded and operated in compliance with its terms and all applicable Laws (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code), other than inadvertent instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of (A) each Company Benefit Plan and any associated trust agreement or insurance contract, and all amendments thereto, (B) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan and all schedules thereto (if any such report was required by applicable Law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and (D) the most recent Internal Revenue Service determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. All material contributions, premiums or payments under or with respect to each Company Benefit Plan for all time periods ending on or before the date of this Agreement have been paid or properly accrued.

(iii) All Company Benefit Plans that are intended to be qualified for United States federal income tax purposes have received current determination or opinion letters from the Internal Revenue Service to the effect that such Company Benefit Plans are so qualified and exempt from United States federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, is there any reasonable basis for such revocation.

(iv) No Company Benefit Plan is subject to, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (A) participates in, or is required to contribute to, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (B) has any outstanding withdrawal liability or any other liability or obligation arising under or in connection with or relating to a multiemployer plan (contingent or otherwise). Neither the Company nor any of its Subsidiaries has any material current or contingent liability as a consequence of at any time in the past six (6) years being considered a single employer under Section 414 of the Code with any other Person (other than the Company or any of its Subsidiaries, determined as of the date of this Agreement).

(v) Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, any of its employees, officers or directors or, to the Knowledge of the Company, any other Person has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could subject the Company, any of its Subsidiaries or Parent to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502 of ERISA. There is no audit, investigation, action, proceeding, arbitration, or material claim (other than claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(vi) No Company Benefit Plan provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries or to any other Person after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable state Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(vii) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, officer, director, stockholder or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries in connection with such transactions, will not (A) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any current or former employee, director or officer of the Company or any of its Subsidiaries or (B) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event relating thereto, by any employee, officer, director, stockholder or other individual service provider of the Company or its Subsidiaries (whether current, former or retired) under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any material unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than any severance plan, arrangement or policy).

(ix) As to each Company Stock Option: (i) all have an exercise price at least equal to the fair market value of Company Common Stock on the date of grant and (ii) none had its grant date “back-dated.”

(n) Taxes.

(i) (A) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (1) each of the Company and its Subsidiaries has filed, or has caused to be filed, all material Company Tax Returns required to be filed by it, and all such returns are complete and accurate in all material respects and (2) each of the Company and its Subsidiaries has paid, or caused to be paid, all material Taxes currently due and owing by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes) in accordance with GAAP, for all material unpaid Taxes of the Company and its Subsidiaries, for all Taxable periods and portions thereof ending on or before the date of such financial statements, other than any Taxes the non-payment of which would not have a Company Material Adverse Effect.

(B) No material deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy with respect to Taxes (other than Taxes that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with GAAP or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material Taxes due and owing by the Company or any of its Subsidiaries or any with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending, or having the effect of extending, the period for assessment or collection of any material Taxes.

(C) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed by Section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(D) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any United States federal, state, local or foreign Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material Taxes required to be so withheld and paid over under applicable Laws, except for Taxes the non-payment of which would not have a Company Material Adverse Effect.

(ii) The term “Tax” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other charges and assessments of any nature (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, customs duties or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity. The term “Company Tax Return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

(o) Title to Properties. (i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) Section 4.01(o)(ii) of the Company Disclosure Letter contains a list of all material real property leased or subleased by the Company or any Subsidiary of the Company. Each of the leases or subleases of the real property set forth in Section 4.01(o)(ii) of the Company Disclosure Letter (each a “Company Real Property Lease”) is legal, valid, binding, enforceable and in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company’s (and, as applicable, the Company’s Subsidiaries’) possession and quiet enjoyment under each Company Real Property Lease has not been disturbed, and there are no disputes with respect to such Company Real Property Lease which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the Company or any Subsidiary of the Company has received written notice of default under any Company Real Property Lease by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, in each case except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

(p) Intellectual Property. (i) Section 4.01(p)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Patents, Trademark registrations and pending Trademark applications, material unregistered Trademarks, registered Copyrights and domain names, in each case, owned or co-owned by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has a license or other rights (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than $50,000, and other than implied or express licenses granted by third parties in connection with the commercial sale of products), specifying as to each such item owned or co-owned by the Company or a Subsidiary of the Company, as applicable, and if known by the Company, as to each such item to which the Company or any of its Subsidiaries has a license or other rights, all current owners thereof (and, if not the Company or any of its Subsidiaries, the corresponding license agreement), the jurisdiction of application and/or registration or issuance, the issuance, serial, application and/or registration number, the date of issuance, application or registration, and the status of issuance, application or registration.

(ii) Except as set forth on Section 4.01(p)(ii) of the Company Disclosure Letter:

(A) Either the Company or one of its Subsidiaries solely owns the exclusive right, title and interest to, or possesses valid and enforceable rights to use pursuant to a written license agreement, each item of material Company IPR, free and clear of all Liens (other than Company Permitted Liens and the Company License Agreements and other than implied or express licenses granted by third parties in connection with the commercial sale of products), and none of the Company IPR identified in Section 4.01(p)(i) of the Company Disclosure Letter that is owned by the Company or any Subsidiary of Company is, and to the Knowledge of the Company none of the material Company IPR identified in Section 4.01(p)(i)

of the Company Disclosure Letter that is licensed to the Company is, the subject of any opposition, cancellation, interference, reissue or reexamination proceeding or is subject to any outstanding Judgment restricting or otherwise limiting the use, validity, enforceability, disposition or exploitation thereof or any right, title or interest of the Company or any Subsidiary with respect thereto. To the Knowledge of the Company, the Company IPR solely owned by or exclusively licensed to the Company or any of its Subsidiaries constitutes all Intellectual Property Rights necessary for the exercise of the Covered Product Rights. Each of the Company License Agreements is valid and enforceable against the Company or the applicable Subsidiary, and to the Knowledge of the Company, the other parties thereto, except for such failures to be valid and enforceable that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(B) No academic institution, research center or Governmental Entity (or any personnel of any of the foregoing) or other Person has any right, title or interest (including any “march in” rights) in or to any Company IPR solely owned (or purported to be solely owned) by the Company or any of its Subsidiaries, or to the Knowledge of the Company in or to any Company IPR jointly owned by or licensed to the Company or any of its Subsidiaries that is material to the Covered Product or the exercise of any Covered Product Rights, or any material Intellectual Property Rights owned (or purported to be owned) by the Company or any of its Subsidiaries included in 4.01(p)(i) of the Company Disclosure Letter (other than, with respect to the Company IPR licensed to the Company or any Subsidiary, the applicable licensor). To the Knowledge of the Company, no Person has, or has asserted in writing to the Company or any Subsidiary of the Company any claim of, any joint ownership, joint inventorship or any other right, title or interest in or to any of the Company IPR, and there is no reasonable basis for any such claim. To the Knowledge of the Company, no funding, Intellectual Property Rights, facilities, personnel or other resources of any Governmental Entity or university or other academic institution or research center or of any other Person has been used in connection with the authoring, invention, development or other creation of any material Intellectual Property Rights solely owned (or purported to be solely owned) by the Company or any Subsidiary or any Company IPR that is material to the Covered Product or the exercise of any Covered Product Rights (other than pursuant to a Company License Agreement).

(C) To the Knowledge of the Company, each of the Patents, Trademark registrations and applications and all other applications, registrations and filings under the Company IPR listed in Section 4.01(p)(i) of the Company Disclosure Letter that are solely owned or purported to be solely owned by the Company or any of its Subsidiaries (i) is held and/or recorded in the name of Company or the applicable Subsidiary, (ii) is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) is subsisting, valid and enforceable and in full force, and (iv) has not expired, been cancelled or abandoned, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(D) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, including in connection with the development of the Covered Product and the other exercise of Covered Product Rights, has not infringed, misappropriated or violated, and will not infringe, misappropriate or violate, the Intellectual Property Rights of any third party that are not licensed to the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, communication or other written notice in the past six (6) years with respect to the Covered Product, or two (2) years otherwise, alleging that the Company or any of its Subsidiaries is infringing, misappropriating or violating the Intellectual Property Rights of any third party (including any notice that the Company or any Subsidiary must license or refrain from using any Intellectual Property Rights of any third party), and, to the Knowledge of the Company, no such claim has been asserted or threatened orally or in writing, and there is no reasonable basis for such claim. Neither the Company nor any of its Subsidiaries is or has been a party to any action or proceeding in which it was asserted that Company or such Subsidiary infringed, misappropriated or violated the Intellectual Property Rights of any third party.

(E) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Company IPR (including all Company IPR that covers or otherwise relates to the exercise of the Covered Product Rights), including the secrecy, confidentiality and value of trade secrets and other confidential information.

(F) To the Knowledge of the Company, no third party is infringing on, misappropriating or otherwise violating any Company IPR in a manner that would be material to the Company and its Subsidiaries, taken as a whole. In the last six (6) years, neither the Company nor any of its Subsidiaries has sent any written notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any material Company IPR.

(G) “Company License Agreements” means all written agreements under which the Company or any of its Subsidiaries (1) uses or has the right to use, or is granted a covenant not to sue with respect to, any Intellectual Property Rights owned by a third party that relate to the Covered Product (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than $50,000), or (2) has granted licenses or sublicenses to any third party to use, or has granted any covenants not to sue with respect to, any Intellectual Property Rights owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries that relate to the Covered Product.

(q) Insurance. Section 4.01(q) of the Company Disclosure Letter sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its Subsidiaries, which policies have been issued by insurers which are reputable and financially sound and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice or as required by applicable Law. With respect to each material insurance policy owned or held by the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not have a Company Material Adverse Effect: (i) such policy is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and, except for any policy that has expired in accordance with its terms, is in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid, (ii) none of the Company or any Subsidiary of the Company has received written notice of default under any such policy by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

(r) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or bargaining relationships with any labor organization applicable to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no union organizing activities are underway with respect to the Company or any of its Subsidiaries and no such activities have occurred in the past three (3) years. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement there are no unfair labor practice charges or complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or other employment-related charges or complaints pending or threatened before any other government agency or authority, nor are there any strikes, lockouts or any other material labor disputes pending or threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(s) Voting Requirements. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 4.02(f), the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon at a Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(t) State Takeover Statutes. No Takeover Provisions applicable to the Company is applicable to the Offer, the Top-Up Option, the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Sub in Section 4.02(f) hereof, the Company Board has taken all action necessary so that the Takeover Provisions do not, and will not, apply to (i) Parent, Sub or any other Affiliate of Parent with respect to the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger, or (ii) the Offer, the Top-Up Option, the Merger or the other transactions contemplated by this Agreement or the Support Agreement.

(u) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.

(v) Opinion of Company Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by holders of Company Common Stock (other than Parent, Sub and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company will furnish a complete and correct copy of such opinion to Parent solely for informational purposes promptly following receipt thereof by the Company.

(w) Regulatory Compliance. (i) (A) The Covered Product is being, and at all times has been, researched, developed, tested, studied, manufactured, stored, supplied, licensed, offered for sale, sold, imported or otherwise commercialized, as applicable, by or on behalf of the Company or any of its Subsidiaries, including with any Company Partner, in compliance in all material respects with all applicable Health Laws, (B) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any partner or other third party which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license or other right to research, develop, manufacture, supply, test, distribute, market, promote, offer for sale, sell or import or to otherwise commercialize any Product (a “Company Partner”) has received any written notice or other communication from any Health Authority (A) withdrawing or placing on “clinical hold” any Product or (B) alleging any material violation of any Health Law by the Company or any of its Subsidiaries in connection with any Product and (iii) there are no known investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (A) Health Laws, (B) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws, or (C) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

(ii) The Company has provided or made available to Parent, as of the date hereof, complete and correct copies of each Investigational New Drug Application filed with respect to any product candidate of the Company or any of its Subsidiaries currently being developed by or on behalf of the Company or any of its Subsidiaries, including any supplements and amendments thereto.

(iii) The preclinical studies and clinical trials conducted by or at the direction of the Company and its Subsidiaries with respect to the Covered Product were, and if still pending, are, being conducted in all material respects in accordance with approved clinical protocols, informed consents, applicable requirements of the Federal Food and Drug Administration (the “FDA”) and applicable requirements of Good Laboratory Practices and Good Clinical Practices, and to the Knowledge of the Company, there has not been any failure by any Company Partner to such conduct preclinical studies and clinical trials in compliance with such applicable requirements, regulations and guidances. Except to the extent disclosed on Section 4.01(w) of the Company Disclosure Letter, no Regulatory Authorizations filed by or on behalf of the Company or any of its Subsidiaries with the FDA or any other Health Authorities has been terminated or suspended by the FDA or any such Health Authority, and neither the FDA nor any other Health Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action (i) to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries in connection with the Covered Product or (ii) alleging any material violation of the Health Laws by the Company or any of its Subsidiaries in connection with the Covered Product.

(iv) The manufacture of the Covered Product by the Company and any Company Subsidiary is, or, in the case of any Covered Product manufactured by a Company Partner, to the Knowledge of the Company is, being conducted in material compliance with the applicable requirements of current Good Manufacturing Practices. In addition, the Company and each Company Subsidiary and, to the Knowledge of the Company, their respective Company Partners, are in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Judgments.

(v) None of the Company or any of its Subsidiaries, or any director, officer, employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent of the Company or Company Partner, has made any untrue statement of a material fact or fraudulent statement to any Health Authority or any other Governmental Entity, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Health Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act, or any similar applicable Law.

(vi) Section 4.01(w)(vi) of the Company Disclosure Letter sets forth a complete and correct list of all active Regulatory Authorizations from the FDA and all other Health Authorities held by the Company or any of its Subsidiaries or held by Company Partners and relating to the Covered Product and used in the conduct of the Company’s business, and there are no other Regulatory Authorizations required for the Company, its Subsidiaries or the Covered Product in connection with the conduct of the Company’s business as currently conducted. All such Regulatory Authorizations held by the Company and its Subsidiaries, and to the Knowledge of the Company all other Regulatory Authorizations are, in all material respects, (i) in full force and effect, (ii) validly registered and on file with applicable Health Authorities, if any, (iii) in compliance with all formal filing and maintenance requirements, and (iv) in good standing, valid and enforceable. The Company and the Company Subsidiaries have filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA and all other applicable Health Authorities. The consummation of the Offer and the Merger, in and of themselves, would not cause the revocation or cancellation of any such Regulatory Authorization.

(x) Rights Agreement. As of the date hereof, neither the Company nor its Subsidiary is a party to any stockholder rights agreement, rights plan, “poison pill” or other similar agreement or plan.

(y) Covered Product Event. Since the date of this Agreement, there has not occurred any Covered Product Event. As used in this Agreement, “Covered Product Event” means any Serious Adverse Event (an “SAE”) that (i) is determined by an independent safety review committee overseeing the safety of the relevant clinical study to be directly related to the Covered Product (not predominantly related to any compound with which the Covered Product is co-administered) and to have (a) resulted in death, (b) been life-threatening, (c) required inpatient hospitalization or a significant prolongation of existing hospitalization, (d) resulted in persistent or significant disability or incapacity, (e) resulted in a congenital anomaly or birth defect, or (f) required significant intervention to prevent permanent impairment or damage; and (ii) (x) results in the FDA’s placing a clinical hold on the development program of the Covered Product or (y) is likely to result in a significant delay in the scheduled dosing of patients with the Covered Product in the INH-189-003 clinical study (Study of Safety & Efficacy of INX-08189 in Adjunctive Treatment With Pegasys® Copegus® in Chronically-infected HCV Genotype 2 and 3).

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Sub has relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. The Company acknowledges that Parent and Sub have entered into this Agreement in reliance on the accuracy of the representations and warranties contained herein.

Section 4.02. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted, except where the failure to be so organized or existing or to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and, with respect to jurisdictions in which such concept is recognized, is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Capitalization of Sub; Operations of Sub. The authorized share capital of Sub consists of 100 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Sub has not conducted any business prior to the date of this Agreement and Sub has, and prior to the Effective Time will not have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) Authority; Noncontravention.

(i) Each of Parent and Sub has all requisite corporate power, and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub other than the consent of the sole stockholder of Sub for the Merger are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The execution and delivery by Parent and Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, vesting, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or the comparable organizational documents of any of Sub or (ii) (A) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in Section 4.02(c)(iii) and assuming the consents, approvals and authorizations referred to below are duly and timely made or obtained, any Law or any Judgment, in each case binding on Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, and the expiration or termination of the relevant waiting period, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the SEC of (A) the Schedule TO and the other Offer Documents, (B) if required by applicable Law, the Proxy Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(d) Information Supplied. None of the information supplied or to be supplied in writing by, or on behalf of, Parent specifically for inclusion or incorporation by reference in the Offer Documents and the Schedule 14D-9, and, to the extent required by applicable Law, the Proxy Statement or the Other Filings, including any amendments or supplements thereto, shall, at the respective times filed with the SEC or such other Governmental Entity or first published, sent or given to the Stockholders of the Company, and, in addition, in the case of the Proxy

Statement, at the time of the Stockholders’ Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Stockholders, or the Company. The Offer Documents to be filed with the SEC in connection with the Offer, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(e) Voting Requirements. The vote or consent of Parent as the sole stockholder of Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement, the Offer and the Merger.

(f) Delaware Law. None of Parent, Sub or any of their respective Affiliates was an “interested stockholder” as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the Company Board as described in Section 203(a)(1) of the DGCL) at any time during the three year period immediately preceding the execution and delivery of this Agreement. As of the date hereof, neither Parent nor Sub owns (directly or indirectly, beneficially or of record), and neither Parent nor Sub is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by this Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Sub).

(g) Financial Capability. Parent has sufficient funds available, through a combination of cash on hand and available lines of credit or other committed financing (evidence of which has previously been provided to the Company, if not available through public sources) to consummate the Offer and the Merger on the terms and conditions contained in this Agreement and will have sufficient funds therefor on the Closing Date. Parent and Sub will have at and after the Closing funds sufficient to pay any and all fees and expenses required to be paid by Parent, Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement.

(h) Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, including the Offer and the Merger, except for those that, individually or in the aggregate with other such Proceedings, have not had, and would not have a Parent Material Adverse Effect, nor is there any unsatisfied Judgment outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would have a Parent Material Adverse Effect

(i) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company acknowledges that neither Parent, Sub, nor any Person on behalf of Parent or Sub makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Parent and Sub acknowledge that the Company has entered into this Agreement in reliance on the accuracy of the representations and warranties contained herein.

ARTICLE V

Covenants Relating to Conduct of Business; No Solicitation

Section 5.01. Conduct of Business of the Company; Parent and Sub Restrictions. (a) Except as expressly set forth in Section 5.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course consistent with past practice (including in respect of ongoing research, development and clinical trial activities) and use reasonable best efforts to preserve substantially intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, landlords and other Persons having material business dealings with the Company or its Subsidiaries.

(b) Except as expressly set forth in Section 5.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, establish a record date for, make or pay any dividends on, or make any other distributions (whether in cash, Equity Interests, property or any combination thereof) with respect to, any of its Equity Interests, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, or enter into any agreement with respect to the voting of its Equity Interests, (B) split, combine, subdivide or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or other Equity Interests or (C) purchase, redeem or otherwise acquire, directly or indirectly, (1) any shares of its capital stock or other Equity Interests or (2) any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or Equity Interests (except upon the exercise of options, warrants, calls or rights described in Section 4.01(c)(i) or disclosed in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights, in each case existing immediately prior to the execution and delivery of this Agreement on the terms in effect immediately prior to the execution and delivery of this Agreement);

(ii) issue, deliver, sell, grant, pledge, transfer, encumber, subject to any Lien or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, granting, pledging, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any such shares or other Equity Interests (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Company Warrants existing immediately prior to the execution and delivery of this Agreement on the terms in effect immediately prior to the execution and delivery of this Agreement);

(iii) amend the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of its Subsidiaries;

(iv) acquire or purchase (including by merger, consolidation, or acquisition of Equity Interests or assets) any interest in any Person or any division or business thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division or business thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration paid or transferred by the Company and its Subsidiaries not in excess of $250,000 individually, or $500,000 in connection with all such transactions in the aggregate;

(v) (A) sell, transfer, lease, sublease, license, assign, abandon or otherwise dispose of or impair or restrict the use of (including, by merger, consolidation or sale of Equity Interests of assets) any entity, business, real or personal properties, assets or rights of the Company or any of its Subsidiaries (including capital stock or other Equity Interests of any Subsidiary of the Company) that have a current value in excess of $250,000 in the aggregate or any material Company IPR, other than sales of Equity Interests of the Company pursuant to the exercise of Company Stock Options and Company Warrants existing immediately prior to the execution and delivery of this Agreement on the terms in effect immediately prior to the execution and delivery of this Agreement, or (B) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 5.01(b)(vi);

(vi) (A) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (collectively, “Indebtedness”) of the Company or any of its Subsidiaries or guarantee Indebtedness of another Person, or (B) make any loans or capital contributions to, or investments in, any other Person;

(vii) authorize, or make any commitment with respect to, any single capital expenditure in excess of $250,000 or capital expenditures for the Company and its

Subsidiaries in excess of $500,000 in the aggregate, other than capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2012 previously made available to Parent;

(viii) (A) enter into any Material Contract of a nature, or modify or amend (other than extensions at the end of a term) or terminate any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract, other than in the ordinary course of business, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, any Material Contract, (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger or the other transactions contemplated in this Agreement or (D) enter into any Contract related to the Covered Product, provided, that this clause (D) shall not prohibit entering into a Contract that is not directly related to the clinical and pre-clinical development of the Covered Product, does not result in a material expenditure and is not prohibited under clause (A), (B) or (C) of this Section 5.01(b)(viii);

(ix) (A) grant any increase in base salary or bonus opportunity, or pay any bonus, to any director, executive officer or employee of the Company or any of its Subsidiaries, except as required under the terms of a Company Benefit Plan as in effect on the date of this Agreement, or (B) grant, or increase the amount, to any director, executive officer or employee of the Company or any of its Subsidiaries the right to receive any retention, severance or termination pay not provided for under any Company Benefit Plan as in effect on the date of this Agreement, (C) adopt or terminate any Company Benefit Plan (except as required by Law) or (D) amend in any material respect any Company Benefit Plan, except as required by Law or to maintain the Tax-qualified status of any Company Benefit Plan;

(x) make any material change in accounting methods, principles, policies, procedures or practices, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in Law or (C) as disclosed in the Filed SEC Documents or as required by a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

(xi) make any material election, adopt or change any material accounting method, change any annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material claim or assessment, surrender any right to claim a material refund, offset or other reduction in liability or consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes;

(xii) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $250,000 individually or $500,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (1) disclosed in the most recent financial statements of the Company included in the Company SEC Documents filed prior to the date hereof to the extent of such disclosure or (2) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiii) settle, release, waive or compromise any pending or threatened Proceeding of or against the Company or any of its Subsidiaries (A) for an amount in excess of $500,000 in the aggregate, (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the current or future business or operations of the Company or any of its Subsidiaries or its or their use or the validity or enforceability of, or any of its or their right, title or interest with respect to, any material Company IPR, or (C) that is brought by any current, former or purported holder of any Equity Interests or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(xiv) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or any merger or consolidation among wholly owned Subsidiaries of the Company);

(xvi) adopt or implement a rights plan or similar arrangement;

(xvii) take any action which is intended to or would reasonably be expected to result in any of the conditions to the Offer set forth on Annex I hereto or any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Offer, the Merger or any of the other transactions contemplated hereby;

(xviii) amend or modify the letter of engagement of the Company Financial Advisor or engage other advisers or consultants in connection with the transactions contemplated hereby;

(xix) enter into any new line of business outside of its existing business segments;

(xx) implement any plant closing or layoff of employees that could implicate the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law; or

(xxi) authorize any of, or knowingly commit or agree to take any of, the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(c) The Company shall promptly notify Parent and Merger Sub of any significant data relating to the Covered Product, including information related to any significant adverse events with respect to the Covered Product.

(d) From the date hereof until the Effective Time, the Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Entity relating to the Covered Product, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of any of the Company or any of its Subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity by or on behalf of any of the Company or any of its Subsidiaries, in each case relating to the Covered Product, (iii) keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA and any other Governmental Entity and (B) any material communications (written or oral) received from any Person relating to the Company IPR and (iv) promptly inform Parent and provide Parent or Sub with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, or making any material change to a development timeline relating to the Covered Product.

(e) Notwithstanding the above, the delivery of any notice pursuant to Section 5.01(c) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Offer, the Merger or any of the other transactions contemplated hereby.

(f) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(g) Notwithstanding anything in Section 5.01(a) or 5.01(b) to the contrary, if (i) the Parent Designees constitute a majority of the directors sitting on the Company Board and (ii) the Company Board expressly directs or authorizes the Company or its officers to act or not act in a certain matter, or consents, in advance, to such action or inaction, then such action or inaction shall be deemed not to constitute a breach of Section 5.01(a) or 5.01(b).

(h) As soon as practicable after the date hereof, the parties shall create a joint transition management committee (the “Transition Committee”) consisting of two (2)

representatives from each of the parties hereto designated from time to time as agreed by the Chief Executive Officers of each of Parent and the Company. The Transition Committee shall be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of Parent and the Company and their respective Subsidiaries subject to the provisions of Section 5.01(f) above.

Section 5.02. No Solicitation; Takeover Proposals. (a) Subject to Section 5.02(b) and 5.02(c), at all times during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall cause its Subsidiaries and their respective directors, officers and employees, and any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries, to not, (i) solicit, initiate, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person (other than Parent, Sub or their respective Representatives or the Company’s Representatives) any information or data relating to any Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, or provide, make available or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information could use such information for purposes of evaluating or developing a Takeover Proposal; provided that the foregoing shall not prohibit the Company or any Company Subsidiary from providing information or data to a Person as and to the extent required by, and in accordance with, written Contracts as in effect on the date hereof between the Company and such Person related to the Products, provided that any restrictions on use, confidentiality and similar provisions contained in such Contracts shall be enforced, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement (or any standstill or confidentiality provision of any other contract or agreement) or Takeover Provisions, or otherwise knowingly facilitate any effort or attempt by any Person to make a Takeover Proposal (including providing consent or authorization to any Person to make a Takeover Proposal to any officer or employee of the Company or to the Company Board or any member thereof pursuant to any Existing Confidentiality Agreement), (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement or (v) resolve, propose or agree to do any of the foregoing. The term “Existing Confidentiality Agreement” means any confidentiality, standstill or other agreement, understanding or arrangement in effect as of the date hereof between the Company or any of its Subsidiaries or any Affiliate or any Representative of the Company or its Subsidiaries, on the one hand, and any third party (other than Parent, Sub or their Affiliates or Representatives), on the other hand, providing for, among other things, (i) the confidential treatment of non-public information provided to such third party and/or (ii) prohibiting the third party from acquiring the assets or Equity Interests of the Company or any of its Affiliates (or similar actions).

The Company shall, and shall cause its Representatives and its Subsidiaries to, immediately cease any and all discussions and negotiations with any Person with respect to any Takeover Proposal, and shall deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries; provided that the foregoing shall not require the Company to request that such Person return or destroy confidential information that the Company or any of its Subsidiaries provided to such Person as and to the extent required by, and in accordance with, written Contracts as in effect on the date hereof between the Company and such Person related to the Products of the Company, provided that any restrictions on use, confidentiality and similar provisions contained in such Contracts shall be enforced.

The term “Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any Person (other than an inquiry, proposal or offer from Parent, Sub or any of their respective Subsidiaries or by any of their respective Representatives acting on their behalf) relating to any direct or indirect acquisition by such Person (or in the case of a direct merger between such Person and the Company, the equity holders of such Person), including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license or similar transaction, of (i) the Covered Product or rights thereto, (ii) assets that constitute or represent fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) fifteen percent (15%) or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other Equity Interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets referred to in clauses (i) or (ii) above, or (iv) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

(b) Notwithstanding the provisions of Sections 5.02(a) or anything else in this Agreement to the contrary, at any time prior to the Offer Closing, the Company may, subject to compliance with this Section 5.02(b), in response to an unsolicited bona fide written Takeover Proposal from any Person after the date of this Agreement that the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, and after the Company Board having determined in good faith, after consultation with outside legal counsel, that failure to take the following actions would be inconsistent with the Company Board’s fiduciary duties under applicable Laws, (i) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary standstill and confidentiality agreement (which need not restrict such Person from making an unsolicited Takeover Proposal) on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a “Qualifying

Confidentiality Agreement”), provided that the Company shall promptly make available to Parent any information concerning the Company and its Subsidiaries that is provided to any Person making such Takeover Proposal that is given such access and which information was not previously made available to Parent or its Representatives, and (ii) participate in discussions and negotiations with the Person making such unsolicited bona fide written Takeover Proposal (and such Person’s Representatives) regarding such Takeover Proposal. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by clause (i) of this Section 5.02(b), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Takeover Proposals prior to the date of this Agreement. The Company shall as promptly as reasonably practicable (and in any event, within twenty-four (24) hours) advise Parent orally and in writing of the receipt of any proposals, inquiries or offers with respect to a Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person or group of Persons making any such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified, and material details of any such Takeover Proposal and provide Parent with any documents describing or evidencing any such Takeover Proposal sent by or provided to the Company or any of its Subsidiaries or Representatives as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof).

(c) (i) The Company Board shall not (A) withhold, withdraw, qualify or modify in any manner adverse to Parent or Sub, or propose publicly to withdraw, qualify or modify in any manner adverse to Parent or Sub, the Company Board Recommendation with respect to this Agreement, the Offer or the Merger or resolve or agree to take any such action, (B) recommend, adopt or approve any Takeover Proposal, or propose publicly or otherwise to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action, (C) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than a Qualifying Confidentiality Agreement), (D) (1) fail to publicly recommend against any Takeover Proposal or (2) fail to publicly reaffirm the Company Board Recommendation, in the case of each of clause (1) and (2) within ten (10) business days after Parent so requests in writing, (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten (10) business days after commencement of such Takeover Proposal or (F) fail to include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement (any action described in clauses (A) through (F) referred to herein as an “Adverse Recommendation Change”).

(ii) Notwithstanding this Section 5.02(c) or anything else in this Agreement to the contrary, at any time prior to the Offer Closing, the Company Board may (A)

in response to an Intervening Event, take or fail to take the actions specified in clauses (A), (D)(2) or (F) of Section 5.02(c)(i) (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines in good faith, after consultation with its outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Stockholders of the Company under applicable Law and (B) in response to an unsolicited bona fide written Takeover Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith, after consultation with an independent financial advisor and outside legal counsel, constitutes a Superior Proposal, cause the Company to enter into a definitive agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 8.01(f); provided, however, that (x) no Intervening Event Adverse Recommendation Change may be made and (y) the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.01(f) until after (1) the period of three (3) business days (the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent, in the case of clause (x) above, of the reasons for such Intervening Event Adverse Recommendation Change, including a description of the Intervening Event in reasonable detail, and, in the case of clause (y) above, that the Company Board has received a Superior Proposal (or, in the event of a material modification of a Superior Proposal with respect to which prior written notice to Parent has been provided, the period shall be two (2) business days), specifying the material terms and conditions of the Superior Proposal (or material modification thereto), identifying the Person making such Superior Proposal and stating that the Company Board has resolved to exercise its right to terminate this Agreement pursuant to Section 8.01(f), (2) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Intervening Event would cease to necessitate an Intervening Event Adverse Recommendation Change or such Takeover Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Takeover Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02 (including Section 5.02(c)) with respect to such new written notice and the revised Superior Proposal contemplated thereby and (3) a determination by the Company Board that the Takeover Proposal described in such written notice constitutes a Superior Proposal after taking into account any changes to this Agreement proposed and irrevocably committed to by Parent during such Notice Period. None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect an Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

For purposes of this Agreement the term “Intervening Event” means a material event, development or change in circumstances with respect to the Company occurring, arising or coming to the attention of the Company Board after the date of this Agreement and prior to the Offer Closing, and which was not known, and could not reasonably be expected to have been known or foreseen, to or by the Company Board as of or prior to the date of this Agreement and was not known by the Company’s management or reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall (1) the receipt, existence or terms of a Takeover Proposal, (2) any events, developments or change in circumstances of Parent, (3) clearance of the Offer and the Merger under the HSR Act, (4) events, developments or change in circumstances described on Section 5.02(c)(ii) of the Company Disclosure Letter or (5) any matter relating to the foregoing or consequence of the foregoing, constitute an Intervening Event. The term “Superior Proposal” means any bona fide unsolicited written proposal made by a third party constituting a Takeover Proposal not arising out of or relating to any violation of Section 5.02 that if consummated, would result in any Person becoming the beneficial owner of a majority of the outstanding shares of Company Common Stock, which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Takeover Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Takeover Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that a Takeover Proposal constitutes a Superior Proposal, (i) is not less likely to be consummated in accordance with its terms when compared to the transactions contemplated by this Agreement and (ii) would result in a transaction that is more favorable to the Stockholders of the Company from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

(d) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within two (2) business days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(e) The Company agrees that in the event any of its Subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

ARTICLE VI

Additional Agreements

Section 6.01. Access to Information; Confidentiality. The Company shall afford to Parent, Sub and their respective Representatives, reasonable access during normal business hours and upon reasonable notice during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records, and, during such period, the Company shall furnish as promptly as reasonably practicable to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (which shall not include any environmental testing or sampling without written consent of the Company). All requests for access and information shall be coordinated through senior corporate officers of the Company, or such other Person as designated in writing to Parent and any access to or discussion with Company employees shall be subject to the prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of such senior corporate officers or other Person designated in writing to Parent. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure could waive the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not contravene the applicable Law or Contract or waive the Company’s or any of its Subsidiaries’ privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including antitrust Laws, nor shall Parent or any of its Representatives be permitted to perform any on-site procedure with respect to any property of the Company or any of its Subsidiaries. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement, dated as of October 21, 2011, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each of Parent and Sub shall hold, and shall cause its partners, members, directors, officers, employees, agents, advisors (including financial and legal advisors, consultants and accountants), controlling Persons, financing sources and other Representatives to hold, all information received from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.

Section 6.02. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the Offer Conditions and conditions in Article VII to be satisfied as promptly as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent, Sub and the Company shall as promptly as reasonably practicable, but in no event later than ten (10) business days after the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in each case, regarding the transaction, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division, or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transaction and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division, or any other Governmental Entity or, in connection with any proceeding by a private party regarding the transaction, any other person, and to the extent permitted by the FTC, the Antitrust Division, or other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(c) Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (ii) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall, from the date of this Agreement until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction or Judgment that would restrain, prevent or delay the Closing; provided that the parties shall have no obligation to commence any Proceeding against any Governmental Entity.

(d) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.02(a) and (b), if any objections are asserted or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity with respect to any of the transactions contemplated hereby that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby, each of Parent, Sub and the Company shall use its reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries following the Merger), on the one hand, or the Company or its Subsidiaries, on the other hand, which (A) would materially and adversely affect the business of Parent and its Subsidiaries, taken as a whole, or (B) would require the sale, divestiture, holding separate or license of the Covered Product to any third party or materially impair the benefits expected by Parent as of the date of this Agreement to be derived by Parent from the acquisition of the Covered Product (any such action, a “Non-Required Remedy”).

Section 6.03. Employee Matters. (a) Parent covenants and agrees that, from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, honor in accordance with its terms, all existing severance agreements and arrangements and all obligations thereunder, in each case as of the date of this Agreement, including any obligations arising as a result of the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not preclude the Surviving Corporation from amending or terminating any such Company Benefit Plan in accordance with its terms.

(b) For a period of not less than twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide (i) base salary and non-equity based bonus opportunities to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues without interruption as an employee of the Surviving Corporation (each, a “Continuing Employee”) that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect on the date hereof and (iii) employee benefit plans and arrangements (other than severance, base salary and bonus opportunities and any equity-based plans) to each Continuing Employee that are no less favorable in the aggregate than those provided to each Continuing Employee immediately prior to the Effective Time. Nothing contained herein shall be deemed to limit the right of Parent or the Surviving Corporation following the Effective Time to terminate the employment of any Continuing Employee at any time and for any or no reason. Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee an amount with respect to such Continuing Employee’s bonus award for the fiscal year of the Company in which the Closing occurs that is no less than the amount that was paid to such Continuing Employee in respect of such Continuing Employee’s bonus award for the immediately preceding fiscal year, which amounts shall be paid in accordance with the short-term cash incentive policies approved by the Compensation Committee of the Company Board and the awards thereunder; provided that such amounts may be increased on an individual basis in a manner consistent with past practice.

(c) From and after the Effective Time, Parent shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate and vesting under any 401(k) plan and health or welfare plan and for purposes of determination of level of benefits under any vacation or paid time off policy and severance plans provided, maintained or contributed to by Parent or any of its Subsidiaries (any such plans, “Parent Plans”) covering Continuing Employees, for such Continuing Employee’s service with the Company or any of its

Subsidiaries, to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Effective Time under a comparable Company Benefit Plan in which such employee participates, except to the extent such credit would result in duplication of benefits.

(d) With respect to any welfare benefit plan of Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived or satisfied under the applicable corresponding Company Benefit Plan and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments, deductibles and similar expenses paid under corresponding Company Benefit Plans in the calendar year in which such Continuing Employee (or his or her eligible dependents or beneficiaries) become eligible to participate in such plan for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements.

(e) The provisions contained in this Section 6.03 are included for the sole benefit of the parties to this Agreement and nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof. Nothing contained in this Agreement express or implied: (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract or arrangement; (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee (including any Continuing Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 6.04. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such directors and officers and the Company or its Subsidiaries set forth on Section 6.04(a) of the Company Disclosure Letter (in each case, as in effect immediately prior to the execution and delivery of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) The Certificate of Incorporation and the bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification,

advancement of expenses and exculpation of individuals who were directors or officers of the Company prior to the Effective Time than are presently set forth in the Company Charter and the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) From and after the Effective Time, in the event of any pending, threatened or actual claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, reasonable and documented costs, reasonable and documented expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent and the Surviving Corporation shall advance all reasonable and documented fees and expenses (including without limitation reasonable and documented fees and expenses of legal counsel, experts, litigation consultants, and the cost of any appeal bonds) incurred by an Indemnified Party in connection with any claim, action, suit, proceeding or investigation. The Indemnified Party shall qualify for advances, to the fullest extent permitted under applicable Law, solely upon the execution and delivery to Parent of an undertaking providing that the Indemnified Party undertakes to repay the advance to the extent that it is ultimately determined that the Indemnified Party is not entitled to be indemnified by the Company under the provisions of this Agreement, the organizational documents of the Surviving Corporation or applicable Law. Parent’s and the Surviving Corporation’s obligations under this Section 6.04(c) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation asserted or made prior to the Effective Time or within such period shall continue until the final disposition of such claim, action, suit or proceeding.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.04(c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.04(d) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, provided further, however, if such counsel chosen to represent the Indemnified Parties has advised the Indemnified Parties that such counsel has a conflict of interest were it to represent all such Indemnified Parties, then the Surviving Corporation shall be obligated to pay for more than one such counsel in a maximum number sufficient to avoid any such conflicts of interest amongst the Indemnified Parties; (ii) the Indemnified Parties shall cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement or compromise effected without their prior written consent; provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party (and the Indemnified Party shall repay any advances previously made) if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(e) Prior to the Effective Time, the Company shall use its commercially reasonable best efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided, however, that such “tail” insurance policies shall not require the payment of an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance (which amount is set forth in Section 6.04(e) of the Company Disclosure Letter). If the Company and the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place in effect immediately prior to the execution and delivery of this Agreement with benefits and levels of coverage at least as favorable as that provided under the Company’s existing policies in effect immediately prior to the execution and delivery of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided under the Company’s existing policies in effect immediately prior to the execution and delivery of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance (which amount is set forth in Section 6.04(e) of the Company Disclosure Letter).

(f) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume (including by operation of Law) the obligations set forth in this Section 6.04.

(g) The provisions of this Section 6.04 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have from the Company or any other Person by contract or otherwise.

Section 6.05. Public Announcements. The parties agree that the initial press release to be issued on the date hereof or promptly after the execution of this Agreement with respect to the transactions contemplated by this Agreement shall be a joint press release by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules or regulations of any national securities exchange or national securities quotation system, in each which case the party required to make such release or statement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or statement in advance of such issuance; provided, however, that each party may without consultation with the other party issue any such press releases or make any such public statements in connection with any dispute between the parties hereto regarding this Agreement or the Transactions that is required by applicable Law to be disclosed publicly. The Company shall, and shall cause its Representatives to, use reasonable best efforts to make solicitations and recommendations to Stockholders for purposes of causing the facts, events or circumstances described in the conditions to the Offer set forth in Annex I to cease to be in existence and the conditions to the Merger to be satisfied.

Section 6.06. Offer Documents; Proxy Statement. The Offer Documents, the Schedule 14D-9 and, to the extent required by applicable Law, the Proxy Statement shall comply in all material respects with the provisions of applicable federal securities Laws. Parent, Sub and the Company shall take all steps necessary to cause the Offer Documents, the Schedule 14D-9, and, to the extent required by applicable Law, the Proxy Statement to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities Laws. Each of Parent and Sub, on the one hand, and the Company on the other hand, shall furnish to the Company or Parent and Sub, as the case may be, any and all information relating to Parent and Sub, on the one hand, or the Company on the other hand, required to be included in the Offer Documents, the Schedule 14D-9 and, to the extent required by applicable Law, the Proxy Statement. Each of the Company and its counsel, on the one hand, and Parent and Sub and their counsel, on the other hand, shall be given a reasonable opportunity to review and comment upon the Offer Documents, the Schedule 14D-9 and, to the extent required by applicable Law, the Proxy Statement before they are filed with the SEC. Each of the Company, Sub and Parent shall (i) promptly correct any information provided by it for use in the Offer Documents or the Schedule 14D-9 if and to the extent that such information shall become false or misleading in any material respect, (ii) notify the other party in writing, prior to the Offer Closing, of the occurrence of any event which should be set forth in an amendment or supplement to the Offer Documents or the Schedule 14D-9, and (iii) notify the other party in writing, prior to the Effective Time, of the occurrence of any event which should be set forth in an amendment or supplement to the Proxy Statement (to the extent required by applicable Law). With the cooperation of the other party (including consulting with the other party and affording the other party a reasonable opportunity to comment on such amendment or supplement), the Company and Sub shall take all steps necessary to promptly cause the Offer Documents, the Schedule 14D-9 and, to the extent required by applicable Law, the Proxy Statement, as so corrected, amended or supplemented, to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities Laws. In addition, each of the parties shall provide the other party and its respective counsel in writing with any comments or other communications that it or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, the Schedule 14D-9 and, to the extent required by applicable Law, the Proxy Statement promptly after the receipt of such comments or other communications.

Section 6.07. Fees and Expenses. (a) Except as provided below or Article VIII, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by Parent.

(c) If the Offer Closing occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred by Parent, Sub or the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

Section 6.08. Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and, as specifically requested by Parent reasonably in advance of Closing, the directors of any Subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.09. Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10. Rule 14d-10 Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take such steps as may be reasonable necessary to approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan that provides compensation or benefits in connection with the transactions contemplated by this Agreement, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.11. Actions with Respect to the Loan Agreement. From and after the date of this Agreement, the Company shall cooperate with Parent and Sub and use its reasonable best efforts in order to facilitate the repayment of all amounts that may be owing under the Loan Agreement dated as of December 28, 2004, between the Company and the Development Authority of Fulton County, as amended from time to time (the “Loan Agreement”), at the Acceptance Time, and to permanently terminate the commitments thereunder and discharge and release all guarantees, Liens or other obligations in respect of the Loan Agreement, in each case effective as of the Acceptance Time (or, if requested by Parent, as of the Offer Closing), including by obtaining all necessary waivers of any advance notice requirements with respect thereto and facilitating the execution by the lenders and agents under the Loan Agreement of customary pay-off letters, lien releases and similar documentation.

Section 6.12. FIRPTA Certificate. On the date of the Offer Closing, the Company shall provide to Parent a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the date of the Offer Closing, signed under penalties of perjury and in accordance with Sections 1.1445-2(c) and 1.897-2(h) of the Treasury regulations, and a notice to the Internal

Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury regulations. If the Closing Date occurs more than thirty (30) days after the date of the Offer Closing, the Company shall provide another affidavit and notice, in compliance with the previous sentence, so that Parent and Sub are exempt from withholding under Section 1445 of the Code any portion of the aggregate consideration payable with respect to the Merger. Parent shall be authorized to file with the Internal Revenue Service on behalf of the Company any notice provided by the Company pursuant to this Section 6.12.

Section 6.13. Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any pending or threatened litigation related to this Agreement or the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger; provided that neither the Company nor any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless Parent shall first have consented thereto in writing; provided, further, that after the Acceptance Time, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to settle, any unresolved litigation related to this Agreement or the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, in accordance with Parent’s direction.

Section 6.14. Stock Exchange De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NASDAQ) to cause the delisting of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15. Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Support Agreement or the transactions provided for herein or therein, including the Offer, the Top-Up Option and the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement, the Support Agreement or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement and the Support Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Sub, this Agreement, the Support Agreement and the transactions provided for herein or therein.

ARTICLE VII

Conditions Precedent

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) The Offer. Sub shall have accepted for payment all Tendered Shares.

(b) Stockholder Approval. The Stockholder Approval (if required under the DGCL) shall have been obtained.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) Foreign Regulatory Approval. Any applicable foreign antitrust and similar regulatory clearances shall have been obtained from the relevant Governmental Entities.

(e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Merger.

Section 7.02. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Offer, the merger and the other transactions contemplated by this Agreement as required by and subject to Section 6.02.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval (if required under the DGCL):

(a) subject to Section 1.03(c) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Offer shall not have been consummated on or before May 7, 2012; provided, however, that if the Acceptance Time has not occurred by May 7, 2012, but on such date none of the facts, events or circumstances described in the Offer Conditions, other than the conditions set forth in Sections (i) and/or (ix) of Annex I, shall have occurred or be continuing, then neither party is permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) until July 7, 2012 (any such date, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before such date;

(ii) if any Restraint enjoining or otherwise prohibiting the consummation of the Offer or the Merger shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint as required by Section 6.02;

(iii) in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, the failure of the Shares to be purchased pursuant to the Offer;

(c) prior to the Offer Closing, by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of the condition set forth in Section (vii) of Annex I hereto and (ii) is incapable of being cured by the Outside Date or, if capable of being cured by the Company by the Outside Date, is not cured by the Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) prior to the Offer Closing, by the Company, if (i) Parent or Sub shall have breached any of their respective representations or warranties set forth in this Agreement, which breach would result in any such representations and warranties of Parent or Sub set forth in this Agreement not being true and correct as of immediately prior to the Offer Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Parent Material Adverse Effect, or (ii) Parent or Sub shall not have in all material respects performed all covenants and agreements required to be performed by them under this Agreement on or prior to the consummation of the Offer, in each case which breach or failure to perform is incapable of being cured by Parent or Sub by the Outside Date or, if capable of being cured by Parent or Sub by the Outside Date, is not cured by Parent or Sub, as applicable, within thirty (30) calendar days after Parent or Sub, as applicable, receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent, (i) in the event that an Adverse Recommendation Change shall have occurred, (ii) Parent shall have received written notice from the Company to the effect that the Company intends to terminate this Agreement in accordance with Section 5.02(c)(ii)(B), or (iii) the Company shall have breached or be deemed to have breached in any material respect its obligations under Section 5.02; or

(f) prior to the Offer Closing, by the Company, in accordance with the terms and subject to the conditions of Section 5.02(c)(ii)(B); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to compliance with the terms and conditions of Section 5.02(c) and the compliance by the Company with its obligations under Section 8.03(a), and any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if the Company shall not have complied with its obligations under Section 8.03(a).

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the final sentence of Section 6.01, Section 6.07, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that nothing herein shall relieve the Company, Parent or Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, and the aggrieved party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the foregoing, in no event shall any party be liable for punitive damages.

Section 8.03. Company Termination Fee. In the event that:

(a) (i) This Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall, concurrently with such termination: (A) pay to Parent by wire transfer of same-day funds all reasonable and documented out-of-pocket expenses of Parent and Sub incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $10,000,000 (the “Expense Reimbursement”); and (B) issue a promissory note for the amount of the Company Termination Fee, minus any Expense Reimbursement paid, in favor of Parent that shall accrue simple interest at the rate equal to the prime rate of Citibank N.A. in effect on the date such promissory note is issued, which shall mature on the earlier of (1) the date the Superior Proposal accepted by the Company pursuant to Section 5.02(c)(ii)(B) is consummated or (2) the six (6) - month anniversary of the date of termination of this Agreement by the Company pursuant to Section 8.01(f),

(b) This Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds immediately following such termination of this Agreement, or

(c) (i) After the date of this Agreement, a Takeover Proposal shall have been announced, commenced, publicly disclosed or made known to the Company Board, (ii) thereafter, this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(c) and (iii) at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates a Takeover Proposal or enters into any letter of intent, agreement in principle, acquisition agreement or other similar Contract related to a Takeover Proposal or to commercialization rights for the Covered Product (whether exclusive or non-exclusive), then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds on the date of consummation of the transaction contemplated by any Takeover Proposal referred to in clause (iii) above or on the date of entry into any letter of intent, agreement in principle, acquisition agreement or other similar Contract related commercialization rights for the Covered Product (whether exclusive or non-exclusive).

(d) For purposes of:

(i) Section 8.03(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(ii) This Section 8.03, the “Company Termination Fee” means $75,879,404 (inclusive of Parent’s and Sub’s expenses), in cash.

(e) Each of the Company, Parent, and Sub acknowledges that (i) the agreements contained in Section 8.03(a), (b) and (c) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements Parent and Sub would not enter into this Agreement and (iii) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that is intended to compensate Parent and Sub in the circumstances in which such Company Termination Fee is payable. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.03(a), (b) or (c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company or any successor of the Company for the amount set forth in Section 8.03(a), (b) or (c) or any portion thereof, the Company shall pay to Parent costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. If the Company Termination Fee is paid when and as due in accordance with the provisions of Section 8.03(a), in connection with a termination otherwise in accordance with the terms of Section 8.01, such payment shall be the sole and exclusive remedy available to Parent and Sub, except in a circumstance where Seller has otherwise intentionally breached its obligations under this Agreement.

Section 8.04. Amendment. Subject to Section 1.03(c), this Agreement may be amended by the parties hereto at any time before or after the Offer Closing shall have occurred or the Stockholder Approval, if required by applicable law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after receipt of Stockholder Approval (if required by applicable Law), this Agreement may not be amended if applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05. Extension; Waiver. Subject to Section 1.03(c), any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after receipt of Stockholder Approval (if required by applicable Law), no extension or waiver may be made that, by Law, requires further approval by such stockholders without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

General Provisions

Section 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

Section 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (with confirmation) at the facsimile telephone number or electronic mail address specified in this Section 9.02 prior to 5:00 p.m. (Eastern Time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (with confirmation) at the facsimile telephone number or electronic email address specified in this Section 9.02 later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) when received, if sent by nationally recognized overnight courier service (providing proof of delivery), (iv) upon actual receipt by the party to whom such notice is required to be given (in each such case such notices, requests, claims, demands and other communications hereunder shall also be submitted via electronic mail). The address for such notices and communication shall be as follows:

if to Parent, Sub or the Surviving Corporation, to:

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Attention: Senior Vice President, General Counsel and

Corporate Secretary

Facsimile: (212) 546-9562

E-mail: sandra.leung@bms.com

with a copy to:

Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, New Jersey 08543

Attention: Vice President and Assistant General Counsel,

Transactional Practice Group, Corporate Development

Facsimile: (609) 252-7680

E-mail: joseph.campisi@bms.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:	(212) 446-4900

Attention:	David Fox
Daniel Wolf

E-mail:	david.fox@kirkland.com
daniel.wolf@kirkland.com

if to the Company, to:

Inhibitex, Inc.

9005 Westside Parkway

Alpharetta, GA 30009

Facsimile: (678) 746-0625

Attention: Chief Executive Officer

E-mail: rplumb@inhibitex.com

with a copy to (which shall not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 698-3599

Attention:	David S. Rosenthal, Esq.
Richard Goldberg, Esq.

E-mail:	david.rosenthal@dechert.com
richard.goldberg@dechert.com

Section 9.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “Company IPR” means all Intellectual Property Rights owned, in whole or part, by the Company or any of its Subsidiaries or that are licensed to the Company or any of Company Subsidiaries;

(d) “Company Material Adverse Effect” means any change, effect, event or occurrence or state of facts that individually or taken together with other changes, effects, events or occurrences or state of facts, (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, Covered Assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, other than, with respect to any change, effect, event or occurrence or state of facts having the results described in the foregoing clause (i), any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general (including national or international conditions), except to the extent that such changes, effects, events, occurrences or states of facts have a disproportionate adverse effect on the Company relative to the adverse effect that such changes, effects, events, occurrences or states of facts have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect), (B) changes in Law or GAAP or other applicable accounting regulations or principles or interpretations thereof, except to the extent that such changes have a disproportionate adverse effect on the Company relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect), (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, except to the extent that such changes have a disproportionate adverse effect on the Company relative to the adverse effect that such changes have on other development-stage companies in such industries (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect), (D) any change, in and of itself, in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet revenue or earnings projections (it being understood that the facts giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect), (E) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement (provided that this clause (E) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 4.01(d)(ii)), (F) any acts or omissions of the Company or any of its Subsidiaries taken with the prior written consent of Parent or Sub pursuant to Section 5.01 after the date of this Agreement, (G) any changes in global or national political conditions, except to the extent that such changes have a disproportionate adverse effect on the Company relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect) or (H) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof, except to the extent that such changes, effects, events or occurrences or state of facts have a disproportionate adverse effect on the Company relative to the adverse effect that such changes, effects, events or occurrences or state of facts have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect).

(e) “Company Permitted Liens” means, collectively, (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being diligently contested in good faith by the Company or any of its Subsidiaries that, individually or in the aggregate, would not have a Company Material Adverse Effect and (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty;

(f) “Company Stock Option” means a stock option granted under the 2004 Plan or any other equity compensation plan maintained by the Company to purchase shares of Company Common Stock;

(g) “Covered Assets” means any assets owned or controlled by the Company or any Company Subsidiary associated with the Covered Product or the Covered Product Rights;

(h) “Covered Product” means the Company’s guanosine nucleotide analog polymerase inhibitor referred to as INX-189;

(i) “Covered Product Rights” means the rights of the Company or one of its Subsidiaries to research, develop, manufacture, supply, test, distribute, market, promote, license, offer for sale, sell, import or otherwise commercialize the Covered Product;

(j) “Equity Interests” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing;

(k) “Good Clinical Practices” means with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects) in the United States, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time;

(l) “Good Laboratory Practices” means with respect to the Company, the then current standards for pharmaceutical laboratories in the United States, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time;

(m) “Good Manufacturing Practices” means with respect to the Company, the then current standards in the United States for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time;

(n) “Health Authorities” means the Governmental Entities which administer Health Laws in the United States, including the FDA;

(o) “Health Laws” means any Law of any United States Governmental Entity the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products in the United States, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act, as amended, in each case including the associated rules and regulations promulgated thereunder;

(p) “IND” means an investigational new drug application filed with the FDA, including all documents, data and other information concerning the applicable drug which are necessary for or filed with such application;

(q) “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, and reissues, continuations, continuations in part, divisionals, substitutions, supplementary protection certificates, reexaminations, extensions and counterparts claiming priority therefrom and all foreign equivalents thereof (collectively, “Patents”); industrial designs (including utility model rights, design rights and industrial property rights), inventions, invention disclosures, discoveries and improvements, whether or not patentable or reduced to practice; (b) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all other works of authorship, and including all rights in content, database rights, moral rights and all copyright registrations, applications , and renewals in connection with any of the foregoing (“Copyrights”); (c) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common Law), know-how information, confidential information, research and development and other data (including the results of research into and development of drug and drug delivery systems), proprietary data in INDs or NDAs and other proprietary information (including technologies, systems, processes, techniques, protocols, methods, formulae, data, databases, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, laboratory notebooks, customer and supplier lists, pricing and cost information and business and marketing plans, proposals and studies); (collectively “Trade Secrets”); (d) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, slogans, logos and all other indicia of origin and the goodwill associated therewith, and all trademark registrations and applications (collectively, “Trademarks”) and (e) domain names;

(r) “Knowledge” of any Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after due inquiry; provided, that, “due inquiry” shall not require the review of any third party documents or databases, including the conduct of any patent or trademark clearance or freedom to operate searches;

(s) “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other Health Authority;

(t) “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Sub of the Offer, the Merger or the other transactions contemplated by this Agreement;

(u) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(v) “Products” means the Covered Product, FV-100, and Aurexis.

(w) “Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Health Authority, including any INDs and NDAs; and

(x) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person.

Section 9.04. Interpretation. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article of, section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.05. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when counterparts of this Agreement have been signed by each of the parties and delivered to the other parties.

Section 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits hereto) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force or effect at and after the Acceptance Time, and (b) except for the provisions of Section 6.04, are not intended to confer upon any Person other than the parties any legal or equitable rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II hereof shall be enforceable by Stockholders of the Company to the extent necessary to receive the Merger Consideration to which each such Stockholder is entitled pursuant to Article II.

Section 9.07. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (a) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (c) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.02 (Notices). Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07(C).

Section 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09. SPECIFIC ENFORCEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN ANY COURT OF COMPETENT JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11. Obligations of Parent and of the Company. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

by	/s/ Demetrios Kydonieus
Name: Demetrios Kydonieus Title: Vice President, Strategy, Alliances and Transactions

INTA ACQUISITION CORPORATION

by	/s/ Demetrios Kydonieus
Name: Demetrios Kydonieus Title: President

INHIBITEX, INC.

by	/s/ Michael A. Henos
Name: Michael A. Henos Title: Chairman of the Board

ANNEX I

Conditions to the Offer

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other provision of the Offer, subject to the provisions of the Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of Sub to pay for, or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Sub may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any Tendered Shares, and, subject to the provisions of the Agreement, Sub may amend or terminate the Offer and not accept for payment any Tendered Shares, if:

(i) any applicable waiting period or approval under the HSR Act and any applicable foreign antitrust law, regulation or rule has not expired or been terminated or obtained;

(ii) the Minimum Condition has not been satisfied;

(iii) at any time on or after the date of the Agreement and prior to the acceptance of Shares for payment pursuant to the Offer, there shall have been issued by a Governmental Entity any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer or compelling Parent or Sub to agree to or implement a Non-Required Remedy or any statute, rule or regulation shall have been enacted by a Governmental Entity that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

(iv) the Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent the right to terminate the Agreement pursuant to Article VIII thereof;

(v) the Company Board or any committee thereof shall have effected an Adverse Recommendation Change;

(vi) since the date of the Agreement, there shall have occurred any changes, events, circumstances or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vii) (A) (1) the representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Sections 4.01(a), 4.01(b),

4.01(c), 4.01(d), 4.01(e), 4.01(h)(i)(B), 4.01(t), 4.01(u), 4.01(v) and 4.01(y)) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Company Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Company Material Adverse Effect; (2) the representations and warranties set forth in Sections 4.01(a), 4.01(b), 4.01(d), 4.01(e), 4.01(t), 4.01(u), and 4.01(v), (x) if qualified as to “materiality” or Company Material Adverse Effect, shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date, or (y) if not qualified as to “materiality” or Company Material Adverse Effect, shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (3) the representations and warranties set forth in Section 4.01(c) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date (other than changes in the capitalization resulting from the exercise of Company Stock Options or Company Warrants) as though made on and as of such date subject only to de minimis exceptions; or (4) the representations and warranties set forth in Section 4.01(h)(i)(B) and 4.01(y) shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; or (B) the Company shall not have in all material respects performed all covenants and agreements required to be performed by it under the Agreement on or prior to the consummation of the Offer;

(viii) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in paragraphs (vi) and (vii) of this Annex I shall have occurred and be continuing; or

(ix) there shall be instituted, pending or threatened in writing, immediately prior to the expiration date of the Offer, any Proceeding by a Governmental Entity challenging or seeking any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer or seeking to compel Parent or the Company or any of their respective Subsidiaries to agree to or implement a Non-Required Remedy.

The conditions to the Offer set forth in this Annex I are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances (including any action or inaction by Parent or Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Sub only with the prior written consent of the Company) may be waived by Parent and Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

ii